                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           BELDEN & BLAKE CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


       Ohio                                             34-1686642
-------------------                                  ------------------
(State or other                                       (I.R.S. Employer
jurisdiction of                                      Identification No.)
incorporation or
organization)

5200 Stoneham Road, North Canton, Ohio                  44720
-------------------------------------------------------------
(Address of Principal Executive Offices)              (Zip Code)

                           BELDEN & BLAKE CORPORATION
                         Nonqualified Stock Option Plan
                         ------------------------------
                            (Full title of the Plan)

                                Joseph M. Vitale
                           Senior Vice President Legal
                           Belden & Blake Corporation
                               5200 Stoneham Road
                            North Canton, Ohio 44720
                            ------------------------
                     (Name and address of agent for service)

                                 (330) 499-1660
          ------------------------------------------------------------
           Telephone number, including area code, of agent for service

                         Calculation of Registration Fee

================================================================================================================
                                                 Proposed maximum       Proposed maximum
Title of securities to    Amount to be           offering price per     aggregate offering     Amount of
be registered             registered             share (a)              price (a)              registration fee
----------------------------------------------------------------------------------------------------------------
Common Stock, no par
value                     1,824,195 shares       $0.30                  $547,258.50            $144.47
================================================================================================================

(a) Based on the value of the securities for the purpose of calculating the registration fee under Rule 457(h)(1).

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

    The following documents filed with the Securities Exchange Commission (the "Commission") are incorporated herein by reference:

         (a) The Annual Report on Form 10-K of Belden & Blake Corporation (the "Company") for the fiscal year ended December 31, 1999 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934.

         (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document referred to in (a) above.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities
         -------------------------

         The authorized capital stock of the Company consists of 58,000,000 shares of Common Stock, without par value, of which 10,260,457 were issued and outstanding on December 31, 1999. The issued and outstanding shares are fully paid and nonassessable. Shareholders are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Shareholders have no preemptive, conversion, redemption or sinking fund rights. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and liabilities. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders, except that cumulative voting is permitted in the election of directors, subject to certain notice requirements imposed by Ohio law. In cumulative voting each share is entitled to as many votes as the number of directors to be elected, and the holder may cast such votes in favor of one nominee or distribute such votes among two or more nominees.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

         Ohio law provides that a director, officer or employee of a corporation may be indemnified against expenses, judgments, fines, amounts paid in settlement and other amounts actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding, including a proceeding by or on behalf of the corporation, in which such person is involved due to such person's position with the corporation. Such indemnification is subject to a determination that (a) such person acted in good faith and in a manner that such person believed to be in, or not opposed to, the best interests of the corporation, and (b) in the case of a proceeding brought by or in the right of the corporation, such person has not been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, and
(c) in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful. The determination that indemnification is proper shall be made by a majority vote of a quorum of directors who were not parties to such proceedings, or if a quorum cannot be obtained or such a quorum directs, by a written opinion of independent legal counsel, by the shareholders, or by the court in which the proceeding is brought. Expenses incurred in defending a threatened or pending action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall be ultimately determined that he is not entitled to indemnification.

         The Code of Regulations of the Company requires the Company to indemnify its directors, officers and employees to the full extent permitted by Ohio law. Ohio law also authorizes corporations to provide forms of indemnification, including indemnification agreements and insurance, in addition to the type of indemnification set forth in the Ohio statute.

Item 8.  Exhibits

         Exhibit No.              Description of Document
         -----------              -----------------------

           4.1 Belden & Blake Corporation Nonqualified Stock Option Plan --incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4 (Registration No.333-33407)

           5.1 Opinion of Black, McCuskey, Souers Arbaugh as to the legality of the securities being registered

          23.1         Consent of Ernst & Young LLP

          23.2 Consent of Black, McCuskey, Souers & Arbaugh (included in their opinion filed as Exhibit 5.1)




Item 9.  Undertakings
         ------------

         The undersigned registrant hereby undertakes:

         (1) To file during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Canton, Ohio on May 25, 2000.

Belden & Blake Corporation
(Registrant)


By: /s/ John L. Schwager
    ---------------------
        John L. Schwager
        President and Chief
        Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


    Signature                      Title                                        Date
    ----------                     -----                                        ----


/s/ John L. Schwager        President and Chief                              May 25, 2000
--------------------------- Executive Officer and Director (Principal       --------------
John L. Schwager            Executive Officer)



/s/ Robert W. Peshek        Vice President Finance and Chief Financial       May 25, 2000
--------------------------- Officer (Principal Financial and Accounting     --------------
Robert W. Peshek            Officer)




/s/ Joseph M. Vitale        Senior Vice President Legal, General Counsel,    May 25, 2000
--------------------------- Secretary and Director                          --------------
Joseph M. Vitale


/s/ Henry S. Belden IV*     Director                                         May 25, 2000
---------------------------                                                 --------------
Henry S. Belden IV


/s/ Lawrence W. Kellner*    Director                                         May 25, 2000
---------------------------                                                 --------------
Lawrence W. Kellner


/s/ Max L. Mardick*         Director                                         May 25, 2000
---------------------------                                                 --------------
Max L. Mardick


/s/ William S. Price,III*   Director                                         May 25, 2000
---------------------------                                                 --------------
William S. Price,III


/s/ Gareth Roberts*         Director                                         May 25, 2000
---------------------------                                                 --------------
Gareth Roberts


*By: /s/ Joseph M. Vitale                                                    May 25, 2000
     ----------------------                                                 --------------
     Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit No.                Description of Document               Located in
-----------                -----------------------               Sequentially
                                                                 Numbered Copy
                                                                 -------------

  4.1                      Belden & Blake Corporation
                           Nonqualified Stock Option
                           Plan--incorporated by
                           reference to Exhibit 10.5
                           to the Company's Registra-
                           tion Statement on Form S-4
                           (Registration NO. 333-33407)

  5.1                      Opinion of Black, McCuskey
                           Souers & Arbaugh as to the
                           legality of the securities
                           being registered

  23.1                     Consent of Ernst & Young LLP

  23.2                     Consent of Black, McCuskey,
                           Souers & Arbaugh (included
                           in their opinion filed as
                           Exhibit 5.1)